EXHIBIT 99.2

Contact:

Jeffrey S. Davidson
Co-Chairman and Chief Executive Officer
Key Hospitality Acquisition Corporation
(973) 992-3707

FOR IMMEDIATE RELEASE

KEY HOSPITALITY ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, New York, October 28, 2005 - Key Hospitality Acquisition Corporation (OTC Bulletin Board: KHPAU) (the “Company”) announced today that it has closed its initial public offering of 6,000,000 units. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $48,000,000. Maxim Group LLC acted as lead managing underwriter for the initial public offering. A copy of the prospectus may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, New York 10174.

Audited financial statements as of October 28, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Key Hospitality Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other business combination with an operating business in the hospitality industry.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Key Hospitality Acquisition Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC.